EXHIBIT 4.5

ENERGY PARTNERS, LTD.

2009 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the Energy Partners, Ltd. 2009 Long Term Incentive Plan (the “Plan”) is to attract and retain directors, officers and other key employees for Energy Partners, Ltd., a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance. The Plan will be effective September 21, 2009 (the “Effective Date”).

2. Definitions. As used in the Plan,

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Award” means a grant of Option Rights, Appreciation Rights, Deferred Shares, Performance Shares, Performance Units, Performance Awards, Restricted Stock Units, a grant or sale of Restricted Shares or Bonus Stock.

“Base Price” means the price used as the basis for determining the Spread upon the exercise of an Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (x) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) A majority of the members of the Board (the “Incumbent Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members constituting the Board prior to the date of the appointment or election; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to each other as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the provisions of Section 14 and the foregoing provisions of this definition of “Change in Control,” no Award subject to the Nonqualified Deferred Compensation Rules (a “409A Award”) shall become exercisable, or be settled or otherwise paid or distributed, pursuant to the Plan or the applicable Award agreement governing such 409A Award as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules; provided, however, that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, such 409A Award shall become exercisable or be settled or payable upon the earliest-occurring event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the agreement governing such 409A Award.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 15 of the Plan, the Board.

“Common Stock” or “Shares” means the shares of common stock, par value $0.001 per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or event of the type referred to in Section 13 or 14 of the Plan.

“Date of Grant” means the date specified by the Committee on which the grant of an Award is effective.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

“Deferred Shares” means the award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock at the end of a specified Deferral Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established, when so determined by the Committee, that are to be achieved with respect to an Award. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed or on which the Participant’s efforts have the most influence. The Management Objectives may be made relative to the performance of other corporations or businesses.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement, in each such case to the extent it would cause such a result.

“Market Value Per Share” means, as of any particular date, (i) the closing sale price per share of Common Stock as reported on the principal securities exchange, association or quotation system on which the shares of Common Stock are then trading or, if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a share of Common Stock as determined by the Committee.

“Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code and the regulations promulgated thereunder.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of the Plan.

“Participant” means a person who is selected by the Committee to receive an Award under the Plan and who is at the time a director, officer or other key employee of the Company or any one or more of its Subsidiaries.

“Performance Award” means the grant, pursuant to Section 8(h) of the Plan, of an Award subject to performance criteria specified by the Committee.

“Performance Period” means, in respect of a Performance Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives or pre-established performance goals relating to such Performance Award, Performance Share or Performance Unit are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 (or such other value as the Committee determines) awarded pursuant to Section 8 of this Plan.

“Public Offering” means an underwritten public offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, or any successor statute thereof, and the rules and regulations promulgated thereunder, or such other event as a result of which outstanding equity securities of the Company (or any successor entity) are publicly traded.

“Restricted Shares” means shares of Common Stock granted or sold pursuant to Section 5 of the Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfers referred to therein have expired.

“Restricted Stock Units” means an award pursuant to Section 9 of this Plan of the right to receive shares of Common Stock, cash or other consideration at the end of a specified Deferral Period.

“Rule 16b-3” means Rule 16b-3 under Section 16 of the Exchange Act (or any successor rule to the same effect), as in effect from time to time.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

“Ten Percent Employee” means an employee of the Company or any of its Subsidiaries who owns Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

3. Shares Available Under the Plan. (a) Subject to adjustment as provided in Section 3(b) and Section 13 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares, Performance Units or Restricted Stock Units that have been earned shall not exceed in the aggregate 1,237,000 shares of Common Stock, plus any shares described in Section 3(b). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issuance or transfer hereunder.

(c) In each calendar year during any part of which this Plan is in effect, a “Covered Employee” (as defined within the meaning of Section 162(m) of the Code and regulations thereunder, including Treasury Regulation §1.162-27 and successor regulations thereto) may not be granted (i) Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Common Stock) relating to more than 400,000 shares of Common Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 13, and (ii) Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $5,000,000.00.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of options to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will be evidenced by an agreement executed on behalf of the Company by an authorized officer and delivered to the Participant and containing such terms and provisions, consistent with the Plan, as the Committee may approve.

(b) Option Rights granted under this Section 4 may be Incentive Stock Options, options that are not intended to be Incentive Stock Options, or combinations of the foregoing. Incentive Stock Options may be granted only to individuals who are employees of the Company or a Subsidiary that is a “subsidiary corporation” within the meaning of Section 424 of the Code.

(c) Each grant will specify the number of shares of Common Stock to which it pertains. The Market Value Per Share of Common Stock subject to an Incentive Stock Option and the aggregate Market Value Per Share of the Company’s Common Stock, or a Subsidiary’s common stock if that Subsidiary is considered a “subsidiary corporation” within the meaning of Section 424 of the Code, that is subject to any other Incentive Stock Option that first becomes purchasable by a Participant in any calendar year may not, with respect to that Participant, exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time.

(d) Each grant will specify the Option Price, which will not be less than 100% of the Market Value Per Share on the Date of Grant. The Option Price of Incentive Stock Options issued to a Ten Percent Employee may not be less than 110% of the Market Value Per Share on the Date of Grant.

(e) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Option Rights or installments thereof will become exercisable.

(f) Any grant may provide for the earlier exercise of the Stock Options in the event of a Change in Control of the Company.

(g) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value Per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value Per Share on the date of exercise equal to the aggregate Option Price, or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii), (iii) and (iv) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

(h) To the extent permitted by law, a grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(i) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(j) A grant may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(k) No Option Right will be exercisable more than 10 years from the Date of Grant (five years with respect to Incentive Stock Options granted to a Ten Percent Employee).

(l) Any grant may provide for the effect on the Option Rights (or any shares of Common Stock issued with respect to the Option Rights) of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(m) For purposes of any provision in the Plan or an agreement evidencing a Participant’s award of Option Rights that relates to the effect on an Option Right of a Participant’s ceasing to perform services for the Company or any Subsidiary, a termination of employment or other separation from service will occur when the Participant permanently ceases to perform services for the Company and all Subsidiaries or when the entity for which the Participant is performing services ceases to be a Subsidiary, unless the Participant immediately becomes employed by the Company or another Subsidiary.

(n) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

5. Appreciation Rights. (a) The Committee may authorize the granting (i) to any Participant, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Participant, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, a Change in Control.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.

(vi) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vii) Each grant of Appreciation Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Participant, which agreement shall describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights shall provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater or less than the Market Value Per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions set forth in this Section 6. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant or sale of Restricted Shares will be evidenced by an agreement executed on behalf of the Company by an authorized officer and delivered to the Participant and will contain such terms and provisions, consistent with the Plan, as the Committee may approve.

(b) Each such grant or sale may be made without additional consideration, in consideration of a payment by the Participant that is less than Market Value Per Share at the Date of Grant or in consideration of services rendered to the Company or a Subsidiary, except as may otherwise be required by the Delaware General Corporation Law.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant.

(d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant or sale may provide for the early termination of any such restrictions in the event of a Change in Control of the Company.

(f) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(h) Unless otherwise directed by the Committee, all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon have lapsed.

7. Deferred Shares. The Committee may also authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Company to deliver shares of Common Stock to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c) Each such grant or sale shall be subject to a Deferral Period, as determined by the Committee at the Date of Grant, and may provide for the lapse or other modification of such Deferral Period in the event of a Change in Control.

(d) During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock.

(e) Each grant or sale of Deferred Shares shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Performance Shares, Performance Units and Performance Awards. The Committee may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time (not less than 12 months, except in the event of a Change in Control, if the Committee shall so determine) commencing with the Date of Grant as shall be determined by the Committee on the Date of Grant.

(c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must certify that the Management Objectives have been satisfied.

(d) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

(f) The Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock.

(g) Each grant of Performance Shares or Performance Units shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant, which agreement shall state that such Performance Shares or Performance Units are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(h) Regarding Performance Awards Granted to Designated Covered Employees only: if the Committee determines that a Performance Award to be granted to any Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award may be contingent upon such Participant’s achievement of pre-established performance goals and other terms set forth in this Subsection 8(h).

(i) Performance Goals Generally. The performance goals for such Performance Award shall consist of one or more business criteria or individual performance criteria and one or more targeted levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Subsection 8(h). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Award. Performance goals may differ for Performance Award granted to any one Participant or to different Participants.

(ii) Business and Individual Performance Criteria.

(A) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per Share; (2) revenues, (3) increase in revenues; (4) increase in cash flow; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income before taxes; (15) net income after taxes; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the Market Value Per Share of the Common Stock; and (23) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(B) Individual Performance Criteria. The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with Section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv) Performance Award Pool. The Committee may establish a pool (the “Performance Award Pool”), which shall be an unfunded pool, for the purpose of measuring the Company’s performance in connection with Performance Awards. The amount of such Performance Award Pool shall be based upon the Company’s achievement of one or more performance goals based on the criteria set forth in Subsection 8(h)(ii) hereof during any given performance period, as specified by the Committee in accordance with Subsection 8(h)(iii) hereof. The Committee may specify the amount of the Performance Award Pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or any other amount which need not bear a strictly mathematical relationship to such criteria.

(v) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine (A) the amount, if any, of the Performance Award Pool and the maximum amount of the potential Performance Awards payable to each Participant thereunder, or (B) the amount of the potential Performance Awards otherwise payable to each Participant. Settlement of such Performance Awards shall be in cash, Common Stock, or other Awards or property in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not increase any amount payable to a Covered Employee as a Performance Award pursuant to this Subsection 8(h). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of a termination of Participant’s employment by such Participant prior to the end of a performance period or the settlement of Performance Awards related to a performance period.

(vi) Written Determinations. With respect to any Award intended to qualify under Section 162(m) of the Code, all determinations by the Committee regarding (A) the establishment of performance goals, (B) the amount of any Performance Award Pool or potential individual Performance Awards, or (C) the achievement of performance goals relating to Performance Awards shall be made in writing. The Committee may not delegate to any other person any of its responsibilities relating to such Performance Awards.

(vii) Status of Subsection 8(h) under Section 162(m) of the Code. It is the intent of the Company that any Performance Awards granted under Subsection 8(h) hereof to mean any person who is designated by the Committee as likely to be “Covered Employee” within the meaning of Section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and the successor regulations thereto) shall, if the person is so designated by the Committee, constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Accordingly, the terms of Subsection 8(h), including the definitions of “Covered Employee” and the other terms used therein shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. Notwithstanding anything in the foregoing to the contrary, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, as of the time of any grant of Performance Awards during any fiscal year, who is likely to be deemed to be a Covered Employee with respect to such fiscal year. If any provision of this Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9. Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by the Company or a Subsidiary to deliver shares of Common Stock, cash or other consideration to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value Per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law or other applicable law.

(b) Each grant or sale will provide that the Restricted Stock Units will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant.

(c) Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the Deferral Period, provided that the Performance Period associated with such Management Objectives will be a period of no less than 12 calendar months.

(d) Any grant or sale may provide for the earlier termination of the Deferral Period in the event of a Change in Control or other similar transaction or event or the Participant’s termination of employment or service by reason of death, disability, retirement or otherwise.

(e) During the Deferral Period, the Participant will not have any right to transfer any rights under the Restricted Stock Units, and will not have any rights of ownership in or any right to vote any shares of Common Stock that may be issued in settlement of Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.

(f) Any grant or sale may provide for the effect on the Restricted Stock Units or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Stock Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(g) Each grant or sale will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

10. Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Common Stock to Participants as a bonus, or to grant Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Common Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Any Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Common Stock to any officer of the Company or Subsidiary thereof in lieu of salary or other cash compensation, the number of Shares granted in place of such salary or cash compensation shall be reasonable (as determined by the Committee).

11. Transferability. (a) Except as otherwise determined by the Committee, no Award or other derivative security granted under the Plan will be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights will be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

(b) The Committee may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares, Performance Units, Performance Awards, or Restricted Stock Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Plan, will be subject to further restrictions on transfer.

(c) Notwithstanding anything in this Section 11 to the contrary, a Participant may transfer all, but not less than all, of any Award granted to such Participant under the Plan based upon such Participant’s service as a non-employee director of the Board; provided, however, that such Participant may only transfer such Award to the institutional investor that (i) has designated such Participant to serve as a non-employee director of the Board pursuant to any agreement to which the Corporation is a party and (ii) requires any individual serving as its designate to the Board to transfer all compensation based upon such individual’s service on the Board to such institutional investor.

12. Company’s Repurchase Right.

(a) Subject to the terms of this Section 12, upon the occurrence of any Repurchase Event (as defined herein) the Company will have the right (unless waived by the Company in an agreement evidencing a Participant’s Award) to repurchase all or any portion of the shares of Common Stock issued as Restricted Shares or all or any portion of the shares of Common Stock issued to a Participant under this Plan (the “Shares”). The repurchase right may be exercised by the Company at any time following the date of a Repurchase Event by giving the holder of the Shares written notice of its intention to exercise such right; provided, however, that the Company may not exercise such repurchase right until the holder has held the Shares for at least 183 days. The purchase price per share will be the Market Value Per Share on the date of such notice; provided, however, that if the Participant’s employment with the Company is terminated for cause, the purchase price per share will be the lesser of the Market Value Per Share on the date of such notice or the purchase price per share paid by the Participant.

(b) Within 30 days following the date of delivery by the Company of a written notice of its election to exercise its repurchase right pursuant to this Section 12, the Company will pay to the Participant or other holder of the Shares the full amount of the purchase price, if any, in cash, and the Participant or holder will deliver to the Company the stock certificate or certificates representing the Shares being purchased, duly endorsed and free and clear of any and all liens, charges and encumbrances.

(c) For purposes of the Plan, “Repurchase Event” means (i) the termination of the Participant’s employment with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation death, disability, retirement, discharge or resignation for any reason, whether voluntary or involuntary; (ii) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Participant or other holder of the Shares, (iii) the Participant or other holder of Shares being subjected involuntarily to a petition or assignment or to an attachment or other legal or equitable interest with respect to his or her assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date; or (iv) the Participant or other holder being subject to a transfer of Shares by operation of law.

(d) If any change in the Common Stock occurs as a result of any transaction or event described in Section 13 of the Plan, the restrictions contained in this Section 12 will apply with equal force to additional and/or substitute securities, if any, received by the Participant in exchange for, or by virtue of his or her ownership of, the Shares.

(e) If the Participant or holder fails or refuses to deliver on a timely basis duly endorsed certificates representing Shares purchased by the Company pursuant to this Section 12, the Company will have the right to deposit the purchase price for such Shares in a special account with any bank or trust company, giving notice of such deposit to the Participant or holder, whereupon (i) such Shares will be deemed to have been purchased by the Company and (ii) the Company will make an appropriate notation on its books and records reflecting such repurchase and may place stop-transfer or similar instructions with respect to such Shares with any transfer agent for the Common Stock. All such monies will be held by the bank or trust company for the benefit of the Participant or holder. All monies deposited with the bank or trust company but remaining unclaimed for two years after the date of deposit will be repaid by the bank or trust company to the Company on demand and become general funds of the Company, and the Participant or holder will thereafter look only to the Company for payment.

(f) The repurchase right of the Company set forth above will not be effective at any time the Shares subject to this Plan are required to be registered under Section 12 of the Exchange Act. If the repurchase right of the Company is in effect, it will be binding upon any transferee of Shares. The Company may place a legend on any certificate for Shares delivered to the Participant reflecting the repurchase rights provided in the Plan.

13. Adjustments. The Committee will make or provide for such adjustments in the maximum number of shares specified in Section 3 and Section 4 of the Plan, in the numbers of shares of Common Stock covered by outstanding Option Rights granted hereunder, in the Option Price applicable to any Option Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to maintain the intent of the Plan or to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.

14. Change in Control.

(a) Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder of an Award, shall effect one or more of the following alternatives, which may vary among individual holders of Awards and among Option Rights, Appreciation Rights, Deferred Shares, Performance Shares, Performance Units, Performance Awards, Restricted Stock Units, Restricted Shares or Bonus Stock, as applicable to such Award, (collectively “Grants”) held by any individual holder: (i) accelerate the time at which any Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate; (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then exercisable under the provisions of this Plan) as of a date specified by the Committee, before or after such Change in Control, in which event the Committee shall thereupon cancel such Grants and pay to each holder thereof an amount in cash per Share equal to the excess, if any, of the Change in Control Price (as calculated pursuant to Subsection 14(b) below) of the Shares subject to such Grants over the exercise price(s) under such Grants for such Shares; (iii) make such adjustments (including conversion of the underlying security to a successor security) to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) remove any restrictions or portions thereof associated with such Grants; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided further that the right to make such adjustments shall include, but not be limited to, the modification of any Grant such that the holder of such Grant shall be entitled to purchase or receive (in lieu of the total Shares or other consideration that such holder would otherwise be entitled to purchase or receive under the Grant (the “Total Consideration”)), a number of Shares of Common Stock, other securities, cash or property equal to the Total Consideration such holder would have been entitled to in connection with the Change in Control (A) (in the case of Options), at an aggregate exercise price equal to the exercise price that would have been payable if the total number of Shares had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (B) (in the case of Appreciation Rights) if the Appreciation Rights had been exercised immediately before the consummation of the Change in Control.

(b) Change in Control Price. For the purposes of Section 14(a), the “Change in Control Price” shall be deemed to be the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per Share price offered to holders of Common Stock in any merger or consolidation; (ii) the per Share value of the Common Stock immediately before the consummation of a Change in Control without regard to assets sold in the Change in Control, and assuming the Company has received the consideration paid for the assets in the case of any sale of the assets; (iii) the amount of consideration distributed per Share of Common Stock in any dissolution; (iv) the price per Share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change in Control takes place; or (v) if a Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Subsection 14(b), the Market Value Per Share of the Shares that may otherwise be obtained with respect to such Grants or to which such Grants track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Grants. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 14 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(c) The provisions of this Section 14 shall be subject to the provisions of the final paragraph of the definition of “Change in Control.”

15. Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of the Company satisfied with shares of Common Stock (valued at the Market Value Per Share at such time) that would otherwise be transferred to the Participant or such other person in payment or delivery of the Participant’s Award. In no event, however, will shares of Common Stock be withheld in excess of the minimum number of shares required to satisfy the Company’s withholding obligation.

17. Administration of the Plan. (a) The Committee will consist of two or more directors appointed by the Board, all of whom will qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time, and its size and members will otherwise satisfy applicable requirements of any exchange or market system upon which shares of Common Stock are listed or admitted to trading.

(b) The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Award, and to determine whether a Participant’s termination of employment resulted from voluntary resignation for good reason, discharge for cause or any other reason. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

(c) The Committee will act by a majority of the votes of its members in office and the Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by directors constituting a voting majority of the Committee.

18. Amendments, Etc. (a) The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the stockholders of the Company if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or any other exchange or market system upon which shares of Common Stock are listed or quoted or admitted to trading), Rule 16b-3 or Section 162(m) of the Code.

(b) Neither the Committee nor the Board will authorize the amendment of any outstanding Option Rights to reduce the Option Price without the further approval of the stockholders of the Company. Furthermore, no Option Rights will be cancelled and replaced with Option Rights having a lower Option Price without further approval of the stockholders of the Company. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and will not be construed to prohibit the adjustments provided for in Section 13 of the Plan.

(c) In case of termination of employment or termination of service by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or who holds Restricted Shares as to which the substantial risk of forfeiture or the prohibition on restriction has not lapsed, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 11(b) of the Plan, the Committee may, in its sole discretion: (i) accelerate the time at which such Option Right may be exercised, (ii) accelerate the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse, (iii) accelerate the time when such transfer restriction will terminate, or (iv) waive any other limitation or requirement under any such award.

(d) The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(e) If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.

(f) It is the Company’s intention that any Award granted under the Plan will not constitute a deferral of compensation within the meaning of the Nonqualified Deferred Compensation Rules. In granting an Award, the Committee will use its best efforts to exercise its authority under the Plan with respect to the terms of such Award in a manner that the Committee determines in good faith will not cause the Award to be subject to the Nonqualified Deferred Compensation Rules.

(g) The provisions of the Plan are not intended, and should not be construed, to be legal, business or tax advice. The Company, the Subsidiaries, Participants and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

19. Termination. No grant will be made under the Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

20. Governing Law. The Plan, all Awards and all actions taken under the Plan and with respect to the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including, without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of the State of Delaware.

21. Conditions to Delivery of Stock. Nothing contained herein nor in any Award granted hereunder or any Award agreement shall require the Company to issue any Shares with respect to any Award if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option Right or Appreciation Right, or at the time of any grant of Restricted Shares, Restricted Stock Unit, Deferred Shares, Performance Awards, Performance Shares, Performance Units, Bonus Stock or any other Award, the Company may, as a condition precedent to the exercise of such Option Right or Appreciation Right or settlement of any Restricted Share, Restricted Stock Unit or other Award, require from the Participant (or in the event of the Participant’s or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Participant’s intentions with regard to the retention or disposition of the Shares of

Common Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such Shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by such Participant (or in the event of the Participant’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.